Exhibit 10.36

ASSET PURCHASE AGREEMENT

This Asset Acquisition Agreement (the “Agreement”) is made as of August 13, 2021 by and between, Can B̅ Corp., a Florida corporation (the “CANB”), TN Botanicals, LLC, a Nevada limited liability company and wholly owned subsidiary of CANB (“Buyer”), and Music City Botanicals, LLC, a Wisconsin limited liability company (“Seller”).

RECITALS

WHEREAS, Seller hold title to certain assets that may be used in connection with the operation of a business primarily engaged in the extraction and processing of hemp derived cannabinoids; and

WHEREAS, Buyer desires to acquire certain equipment, raw materials and inventory of Seller.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, Seller and Buyer (each, a “Party” and, collectively, the “Parties”) hereby agree as follows:

AGREEMENT

1. ACQUISITION OF THE ASSETS

1.01. PURCHASED ASSETS. Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller the following assets (the “Assets”) on the Closing Date free and clear of all liens and encumbrances:

(a)	All equipment, tools, furniture, and fixtures listed on attached Schedule 1.01(a), together with any replacements or additions to the equipment made before the Closing;

(b)	All inventories of supplies, raw materials, parts, works in progress, and finished goods owned by Seller, together with any replacements or additions to the inventories made before the Closing, including without limitation those items listed on Schedule 1.01(b) but excluding inventory disposed of in the ordinary course of Seller’s business;

(c)	Leasehold interests and leasehold improvements installed by Seller on the premises located at 204 Red Road, Suite 200, McMinnville, TN 37110;

(d)	All of Seller’s rights under purchase orders, including those entered into in the ordinary course of business before the Closing;

(e)	Seller’s goodwill;

(f)	All patents, trademarks, trade names, copyrights, service marks, and domain names of Seller, all registrations for them, all applications pending for them, and all other proprietary rights and intangible property of Seller, including trade secrets, inventions, technology, software, operating systems, customer lists, customer relationships, customer agreements, customer understandings, drawings, blueprints, know-how, formulae, slogans, processes, and operating rights and all other similar items and all such items acquired by Seller or coming into existence on or before the Closing Date, including without limitation the Intellectual Property relating to the products listed on Schedule 1.01(f);

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(g)	To the extent transferable, all approvals, authorizations, consents, licenses, permits, franchises, tariffs, orders, and other registrations of any federal, state, or local court or other governmental department, commission, board, bureau, agency, or instrumentality held by Seller and required or appropriate for the conduct of the business of Seller, including without limitation all such items granted or received on or before the Closing Date; and

(h)	All choses in action, causes of action, rights of recovery and setoff, warranty rights, and other similar rights of Seller relating to the Assets, including without limitation all such items arising or acquired on or before the Closing Date.

1.02. LIABILITIES. Buyer will assume responsibility for all unfilled orders from customers of Seller assigned to Buyer pursuant to Section 1.01 and will assume responsibility of payment for purchase orders for inventory items purchased by Buyer that have been placed by Seller before the Closing but that will not be delivered until after the Closing. Otherwise, Buyer will not assume and will not be liable for any liabilities of Seller, known or unknown, contingent or absolute, accrued or other, and the Assets will be free of all liabilities, obligations, liens, and encumbrances at Closing. Without limiting the generality of the foregoing, Buyer will not be responsible for any of the following:

(a)	Liabilities, obligations, or debts of Seller, whether fixed, contingent, or mixed, and whether based on events occurring before or after the Closing, including without limitation those based on tort, contract, statutory, or other claims or involving fines or penalties payable to any governmental authority;

(b)	Liabilities, obligations, or debts of Seller for any federal, state, or local tax, including without limitation federal income taxes, state income and excise taxes, state and local real and personal property taxes, and federal, state, and local withholding and payroll taxes;

(c)	Liabilities or obligations of Seller to employees for salaries, bonuses, or health and welfare benefits or with respect to any profit-sharing, stock bonus, pension, retirement, stock purchase, option, bonus, or deferred compensation plan or for any other benefits or compensation (including without limitation accrued vacation);

(d)	Liabilities or obligations of Seller for employee severance payments or arrangements resulting from termination of Seller’s employees;

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(e)	Liabilities or obligations of Seller relating to issuances of securities;

(f)	Liabilities or obligations of Seller relating to any violation of state, local or federal law;

(g)	Liabilities or obligations of Seller incurred in connection with distributions to members or any corporate dissolution; and

(h)	Liabilities or obligations of Seller under any environmental law.

1.03. CONSIDERATION FOR THE ASSETS. In consideration for the sale and transfer of the Assets, and subject to the terms and conditions of this Agreement, Buyer shall pay Seller $1,394,324 (the “Purchase Price”), payable as follows: (i) $498,259 payable in cash, and (ii) $896,065 payable in the form of shares of common stock of CANB (with standard restrictive legend, the “Shares”) at a price per share equal to the average closing price of the common stock of CANB during the ten (10) consecutive trading days immediately preceding the Closing Date. The Purchase Price will be increased or decreased, as agreed by the Parties based on the Parties’ accounting of the Assets at or prior to Closing. Seller agrees not to dispose of or alter any of the Assets following such accounting.

1.04. ALLOCATION. The Purchase Price will be allocated among the Assets as agreed by the parties in writing prior to Closing, and the parties will be bound by that allocation in reporting the transactions contemplated by this Agreement to any governmental authority (including without limitation the Internal Revenue Service).

1.05. CLOSING. The Closing shall take place at the offices of CANB, within three (3) business days from the date all Closing conditions have been satisfied, or at such other place, time or date (including by the exchange of facsimile and/or PDF signatures) as may be mutually agreed upon in writing by the Parties (the “Closing Date”).

2. REPRESENTATIONS OF SELLER

Seller hereby represents and warrants to CANB and Buyer as follows:

2.01. ORGANIZATION. Seller is duly organized, validly existing and in good standing under the laws of its State of incorporation or organization, and has all requisite power and authority to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

2.02. MARKETABLE TITLE. Seller has good and marketable title to the Assets, free and clear of any and all Liens, charges, encumbrances or third-party rights whatsoever. If any such encumbrances exist at or prior to Closing they shall be released by such secured party at or prior to Closing. The use of the Assets is not subject to any Lien, and such use does not encroach on the property or rights of any person.

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2.03. TANGIBLE ASSETS. All tangible Assets are free from defect (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they presently are used and presently are proposed to be used.

2.04. CONSENT. Seller is not a party to, subject to or bound by any agreement (other than an agreement requiring certain notices and consents which have been given or obtained, as applicable) or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by Seller or the transfer, conveyance and sale of the Assets to Buyer pursuant to the terms hereof.

2.05. AUTHORIZATION. The execution and delivery of this Agreement by Seller and the agreements provided for herein, and the consummation by Seller of all transactions contemplated hereunder and thereunder by Seller, have been duly authorized by all requisite company action. This Agreement has been duly executed by Seller. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which Seller is a party constitute the valid and legally binding obligations of Seller, enforceable against it in accordance with their respective terms. The execution, delivery and performance by Seller of this Agreement and the agreements provided for herein, and the consummation by Seller of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to Seller; (b) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (c) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of Seller pursuant to, any indenture, mortgage, deed of trust, security agreement or other instrument or agreement to which Seller is a party or by which Seller or any of its properties is or may be bound. Seller has the full right, power and authority to enter into, and execute this Agreement and to transfer, convey and sell to Buyer the Assets at the Closing. All corporate action of Seller necessary for such execution and delivery and the performance hereof and thereof has been duly taken and, upon consummation of the purchase contemplated hereby, Buyer will acquire from Seller good and marketable title to the Assets free and clear of all liens and encumbrances.

2.06. ABSENCE OF UNDISCLOSED LIABILITIES. Seller has disclosed to CANB in Schedule 2.06 all liabilities relating to or affecting the Assets or their use. or Seller’s business Seller shall retain any and all liability and/or obligation, secured or unsecured whether accrued, absolute, contingent, unasserted or otherwise, except as expressly set forth herein.

2.07. LITIGATION.

(a) there is no action, suit or proceeding to which Seller is a party (either as a plaintiff or defendant) pending or to Seller’s actual knowledge, threatened before any court or governmental agency, authority, body or arbitrator and, to the actual knowledge of Seller, there is no basis for any such action, suit or proceeding;

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(b) neither Seller nor, to the actual knowledge of Seller, any officer, director or representative of Seller, have been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the businesses, assets, or properties of Seller; and

(c) to Seller’s actual knowledge, there is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring Seller to take any action of any kind with respect to its business, assets or properties.

2.08. INTELLECTUAL PROPERTY. Schedule 2.08 attached hereto sets forth a true, correct and complete, in all material respects, list and, where appropriate, a description of, all Assets of Seller which constitute material items of Intellectual Property owned by, or used or useful in connection with the business of, Seller, including, but not limited to, supplier and customer lists and related relationships, product formula and production processes, research and development and work in progress, trade secrets, know-how, any other confidential information of Seller, United States and foreign patents, trade names, trademarks, trade name and trademark registrations, copyrights and copyright registrations, and applications for any of the foregoing (the “Intellectual Property”) transferred hereby, and a true, correct and complete list of all material licenses or similar agreements or arrangements to which Seller is a party, either as licensee or licensor, with respect to the Intellectual Property. Except as otherwise disclosed in Schedule 2.08:

(a) Seller is the sole and exclusive owner of all right, title and interest in and to the Intellectual Property;

(b) Seller has the right and authority to use, and Buyer shall have the right to continue to use immediately after the Closing (in a manner consistent with current use), the Intellectual Property in connection with the conduct of Seller’s business in the manner presently conducted, and to the actual knowledge of Seller, such use or continuing use does not and will not conflict with, infringe upon or violate any rights of any other person, corporation or entity;

(c) Seller has received notice of, and does not have actual knowledge of any basis for, a pleading or threatened claim, interference action or other judicial or adversarial proceeding against Seller that any of the operations, activities, products, services or publications of Seller or any of its customers or distributors infringes or will infringe any patent, trademark, trade name, copyright, trade secret or other property right of a third party, or that it is illegally or otherwise using the trade secrets, formulae or property rights of others;

(d) there are no outstanding nor, to the actual knowledge of Seller, any threatened disputes or other disagreements with respect to any research and development in process or licenses or similar agreements or arrangements or with respect to infringement by a third party of any of the Intellectual Property;

(e) no officer or director of Seller nor, to the actual knowledge of Seller, any member or manager of Seller, or any spouse, child or other relative or affiliate thereof, owns directly or indirectly, in whole or in part, any of the Intellectual Property;

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(f) Seller does not have any knowledge that any third party is infringing, or has threatened to infringe upon or otherwise violate, any of the Intellectual Property in which Seller has ownership rights;

(g) All key employees and consultants of Seller who are involved in the design, review, evaluation or development of the Intellectual Property have executed a nondisclosure and assignment of inventions agreement (a “Confidentiality Agreement”);

(h) None of the employees or consultants of Seller are subject to any contractual or legal restrictions that might interfere with the use of his or her best efforts to promote the interests of Seller’s business. No employee of Seller has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his or her work to anyone other than Seller; and

(i) To the knowledge of Seller, no employee or consultant of Seller (1) has used any other person or entity’s trade secrets or other information that is confidential in the course of his or her work or (2) is, or is currently expected to be, in default under any term of any Contract relating to the Intellectual Property, or any Confidentiality Agreement or any other Contract or any restrictive covenant relating to the Intellectual Property, or the development or exploitation thereof.

2.09. CONTRACTS AND COMMITMENTS.

(a) Schedule 2.09 attached hereto contains a true, complete and correct list of the following contracts, agreements, arrangements or other understandings, whether written or oral (collectively, the “Contracts”) which relate to the Assets being sold:

(i) all Contracts, agreements, commitments, purchase orders or other understandings or arrangements to which Seller or any of its property is bound which (A) involve payments or receipts by Seller of more than $5,000 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto or (B) under which the consequences of a default or termination would reasonably be expected to have a material adverse effect;

(ii) all material agency, distributor, sales representative, franchise or similar agreements to which Seller is a party or by which Seller or any of its property is bound;

(iii) all Contracts imposing a non-competition or non-solicitation obligation on Seller; and

(iv) any other material agreements or contracts entered into by Seller, excluding all non-disclosure agreements between a Seller and third parties.

(b) Except as set forth on Schedule 2.09:

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(i) each Contract is a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, and Seller does not have any actual knowledge that any Contract is not a valid and binding agreement of the other parties thereto, except where the failure to be a valid and binding Agreement would not reasonably be expected to result in a Material Adverse Effect.

(ii) Seller has fulfilled all material obligations required pursuant to the Contracts to have been performed by Seller, on its part prior to the date hereof, and Seller has no reason to believe that Seller will not be able to fulfill, when due, all of its obligations under the Contracts which remain to be performed after the date hereof, except where the failure to fulfill all material obligations required pursuant the contract would not reasonably be expected to result in a Material Adverse Effect;

(iii) Seller is not in breach of or default under any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any lien, charge or encumbrance, thereunder or pursuant thereto, except for such breach, default or events that would not reasonably be expected to result in a Material Adverse Effect; and

(iv) to the actual knowledge of Seller, there is no existing breach or default by any other party to any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation of any lien, charge or encumbrance thereunder or pursuant thereto, except for such breach, default or events that would not reasonably be expected to result in a Material Adverse Effect.

2.10. COMPLIANCE WITH AGREEMENTS AND LAWS. To its actual knowledge, Seller has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business and own and operate its Assets (collectively, the “Permits”). To Seller’s actual knowledge, no Seller is in violation in any material respect of any law or regulation relating to its Assets. To Seller’s actual knowledge, the business of Seller as conducted since the date the business commenced operations has not violated, and on the date hereof does not violate, in any material respect, any federal, state, local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, immigration, occupational safety, environmental protection, hazardous waste, conservation, or corrupt practices.

2.11 SELLER BENEFIT PLANS. Seller does not have, nor has ever had, any employee benefit plans. Seller has no written contracts with its employees.

2.12 CUSTOMERS AND SUPPLIERS. With respect to the Assets, Schedule 2.12 attached hereto sets forth a true, correct and complete list of (a) the name of each customer of Seller, and (b) the names of suppliers (by dollar volume) of Seller. Except as otherwise set forth on Schedule 2.12 Seller has good customer and supplier relations and none of the customers or suppliers of Seller has notified Seller that it intends to discontinue or materially diminish its relationship with Seller.

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2.13 FULL DISCLOSURE. There are no materially misleading statements in any of the representations and warranties made by Seller in this Agreement, the Exhibits or Schedules to this Agreement, or any certificates or correspondence.

2.14 LEGEND. Seller acknowledges and agrees that the certificate (or certificates) representing the Shares, shall bear substantially the following legend:

“SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, ASSIGNED, HYPOTHECATED OR OTHERWISE DISPOSED EXCEPT (I) UPON EFFECTIVE REGISTRATION OF THE SECURITIES UNDER THE ACT AND OTHER APPLICABLE SECURITIES LAWS COVERING SUCH SECURITIES, OR (II) UPON ACCEPTANCE BY THE COMPANY OF AN OPINION OF COUNSEL IN SUCH FORM AND BY SUCH COUNSEL, OR OTHER DOCUMENTATION, AS IS SATISFACTORY TO COUNSEL FOR THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED..”

2.15 SHARES. Seller: (a) is aware that the Shares are “restricted securities,” as defined in Rule 144 under the Act, and there is a limited market in which to trade the Shares, (b) has had a chance to review the business and financials of CANB and has reviewed the filings made by CANB with the SEC, (c) has had the opportunity to consult with counsel as to receipt of the Shares, (d) is sophisticated and or has experience investing in shares of development stage companies like CANB, (e) has a financial condition such that Seller can afford to bear the economic risk of holding the Shares for an indefinite period of time and has adequate means for providing for Seller’s current needs and personal contingencies, (f) can afford to suffer a complete loss of its investment in the Shares, (g) understands and has taken cognizance of all risk factors related to the receipt of the Shares, (h) agrees that the Shares are being acquired by Seller for his/her/its own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Act, (i) has no present intention of selling or otherwise distributing the Shares in violation of the Securities Act, and (j) is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act.

3. REPRESENTATIONS OF BUYER

Buyer represents and warrants to Seller that:

3.01. ORGANIZATION AND AUTHORITY. Buyer is duly organized, validly existing and in good standing under the laws of the State of its formation, and has all requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. Buyer has full power to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

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3.02. AUTHORIZATION. The execution and delivery of this Agreement by Buyer, and the agreements provided for herein, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to Buyer, (b) violate the provisions of Buyer’s formation documents, (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator, or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which Buyer is a party or by which Buyer is or may be bound.

3.03. SHARES. When issued, the Shares will be duly authorized, validly issued, fully-paid and non-assessable

4. ACCESS TO EQUIPMENT

From the date of this Agreement until the Closing Date, Seller shall afford the officers, manager, attorneys, accountants and other authorized representatives of Buyer reasonable access upon reasonable notice and during normal business hours to inspect the Assets, so that the examining party may have an opportunity to make such inspection as it shall desire.

5. CONDITIONS TO OBLIGATIONS OF CANB

The obligations of CANB and Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of CANB and Buyer:

5.01. CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF SELLER; COMPLIANCE WITH COVENANTS AND OBLIGATIONS. All representations and warranties of Seller shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (except where such representations are made as of a specific date in which case such representations shall be true and correct as of such date), except for any changes permitted by the terms hereof or consented to in writing by CANB and Buyer. Seller shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

5.02. PERFORMANCE BY SELLER. At the Closing, Seller shall have delivered to Buyer a certificate signed by a duly authorized manager of Seller certifying Seller’s compliance with Section 5.01 hereof.

5.03. Corporate Proceedings. all consents required to be taken on the part of Seller to authorize or carry out this Agreement shall have been taken and Seller shall have delivered to Buyer a copy of the resolutions of its managers and members authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

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5.04. ADVERSE PROCEEDINGS. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of Seller to transfer the Assets.

5.05 PROOF OF CLEAR TITLE. Seller shall have each provided Buyer with proof of ownership of the Assets and removal of all Liens on the Assets.

5.06 OTHER AGREEMENTS. CANB shall have entered into definitive agreements and for the following, which closing of such transactions will be be conditions subsequent to this sale of Assets, with the closings expected to occur within hours of each other:

(a) Joint venture processing agreement with Botanix Equities, LLC;

(b) Leases for CANB’s lease of space in Mead and Fort Morgan, CO and Tennessee processing facility; and

(c) Purchase of assets from TWS Pharma LLC and L7 TWS Pharma LLC.

5.07. CLOSING DELIVERIES. At the Closing:

(a) Seller shall deliver to Buyer, or shall otherwise put Buyer in sole and exclusive control of, all Assets free and clear all Liens or encumbrances;

(b) Seller shall deliver to CANB a certificate of the applicable secretary of the State as to the legal existence and good standing of such Seller in such state within three prior days of Closing; and

(c) Seller shall deliver to Buyer one or more bills of sale or assignments of Assets to Buyer in such forms as approved by Buyer, duly executed by the applicable Seller or an authorized officer of Seller, as applicable.

6. CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of Seller:

6.01. CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF BUYER; COMPLIANCE WITH COVENANTS AND OBLIGATIONS. The representations and warranties of Buyer in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date (except where such representations are made as of a specific date, in which case such representations shall be true and correct as of such date), except for any changes consented to in writing by Seller. Buyer shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by them prior to or at the Closing Date.

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6.02. CORPORATE PROCEEDINGS. All corporate and other proceedings required to be taken on the part of CANB to authorize or carry out this Agreement shall have been taken.

6.03. CONSENTS. Buyer shall have received all requisite consents and approvals of all lenders, and other third parties whose consent or approval is required in order for Buyer to consummate the transactions contemplated by this Agreement.

6.04. ADVERSE PROCEEDINGS. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might reasonably be expected to adversely affect the obligation of Buyer to pay the Purchase Price to Seller.

7. INDEMNIFICATION

7.01. GENERAL.

(a) By Seller. Seller shall indemnify and hold harmless Buyer, and its respective directors, officers, employees, agents, successors and assigns (the “Buyer Indemnitees”) from and against all actual claims, damages, losses, liabilities, costs and expenses including, without limitation, settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened action (but expressly excluding indirect, incidental, exemplary, special, consequential or punitive damages (including, without limitation, diminution in value, loss of future revenue or income, or loss of business reputation or opportunity)) (collectively, the “Losses”) actually incurred by Buyer Indemnitees in connection with each and all of the following:

(i) any misrepresentation or breach of any representation or warranty made by Seller in this Agreement;

(ii) any breach of any covenant, agreement or obligation of Seller contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement;

(iii) any liability of Seller;

(iv) any claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses arising out of or based upon the use of the Assets prior to Closing; and

(v) any claims made by third parties against Seller as a result of the transactions contemplated hereby, including but not limited to any labor/employment and tax related claims.

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(b) By Buyer. Buyer shall indemnify and hold harmless Seller and its respective stockholders, members, managers, directors, officers, employee and agents (the “Seller Indemnitees”), from and against all Losses actually incurred by Seller Indemnitees to the extent caused by Buyer in connection with each and all of the following:

(i) any misrepresentation or breach of any representation or warranty made by Buyer in this Agreement; and

(ii) any breach of any covenant, agreement or obligation of Buyer contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement.

7.02. CLAIMS FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification under this Section 7, the party seeking indemnification (the “Indemnified Party”), shall promptly notify the other party (the “Indemnifying Party”) in writing of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld or delayed, of the Indemnifying Party; provided, however, that if a suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 7.03 of this Agreement, the Indemnified Party shall have the right to settle or compromise such claim upon giving prior written notice to the Indemnifying Party as provided in Section 7.03.

7.03. DEFENSE BY THE INDEMNIFYING PARTY. In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person other than the Indemnified Party, the Indemnifying Party, at its sole cost and expense, may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if the Indemnifying Party acknowledges to the Indemnified Party in writing the obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to all elements of such claim. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceedings and at the sole cost and expense of the Indemnifying Party shall take all steps necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) unless the settlement is only for cash and includes a full release of the Indemnifying Party. Without limitation, it shall not be deemed unreasonable to withhold consent to a settlement if equitable relief against the Indemnified Party is contemplated, awarded or stipulated, the Indemnified Party is required to make an admission of civil liability or to the commission of a crime, or money is required to be paid by the Indemnified Party. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made: (a) the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third-party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

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7.04. SURVIVAL OF REPRESENTATIONS; CLAIMS FOR INDEMNIFICATION. All representations, warranties and covenants made by Seller and Buyer in this Agreement, or in any instrument or document furnished in connection with this Agreement or the transactions contemplated hereby, shall survive the Closing and the consummation of the transactions contemplated hereby for 36 months. Notwithstanding the foregoing, (a) the representations and warranties of Seller contained in Article 2 shall survive the Closing and the consummation of the transactions contemplated hereby without limitation for the applicable statute of limitations, and (b) any valid claim that is properly asserted in writing pursuant to Section 7.01 and/or 7.02 prior to the expiration as provided in this Section 7.04 of the representation or warranty that is the basis for such claim shall survive until such claim is finally resolved and satisfied. Notwithstanding anything herein to the contrary, the covenants set forth herein at Section 7.01 hereof shall survive for an indefinite period of time unless otherwise set forth in such section.

8. RESTRICTIVE COVENANTS

8.01. CONFIDENTIALITY. The Parties acknowledge that the Confidential Information (as defined below) is a valuable and unique asset and covenants that it will not disclose any such Confidential Information after Closing to any person for any reason whatsoever, unless such information is (a) within the public domain through no wrongful act of the disclosing Party, (b) has been rightfully received from a third party without restriction and without breach of this Agreement, or (c) is required by law to be disclosed or is disclosed for purposes of defending claims related to Seller in a manner designed to protect the confidentiality of the Confidential Information. “Confidential Information” means information relating to the business of the Parties that is not in the public domain or readily determinable by reference to publicly available sources and specifically including, without limitation, information and knowledge pertaining to products and services offered, innovations, ideas, plans, trade secrets, proprietary information, advertising, sales methods and systems, sales and profit figures, customer and client lists, and relationships with dealers, customers, and clients, suppliers and others who have business dealings with such parties.

8.02. NON-DISPARAGEMENT. No Party hereto will disparage or otherwise publish or communicate derogatory statements or opinions about any other party or their respective affiliates, practices, businesses, or personnel, to any person or entity, be it orally, in writing, or otherwise. For purposes of this Agreement, “derogatory” means a statement that detracts from one’s character, standing, or reputation.

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8.03. NON-COMPETITION. To the fullest extent permitted by law, immediately following the Closing Date, Seller and its principals, by their signatures hereunder, agree that they shall not in any way compete with Buyer or CANB (collectively, “Company”), either individually or through any competing business, by developing, selling, or marketing any hemp-based cannabinoid product, or any product in which a likelihood of confusion may exist within the commercial cannabis market. For purposes of this Agreement, the term “competing business” means any person, business, service provider, operation or other program that offers products or services similar to those offered by Company. For purposes of this Agreement, directly or indirectly engaging in any competing business means participating in a business which competes, either as an owner, partner, agent or employee of such business. For purposes of this Agreement, “likelihood of confusion” means the likelihood that a consumer would reasonably believe a product developed by Seller outside of this Agreement is associated with Company due to the similarities portrayed between such product and a product developed by Company.

8.04. SURVIVAL. The provisions of this Article 8 will survive Closing to the maximum extent permitted by law.

9. TERMINATION OF AGREEMENT

9.01. TERMINATION BY AGREEMENT OF THE PARTIES. This Agreement may be terminated by the mutual written agreement of the parties hereto prior to the Closing Date. Any party not in breach may terminate this Agreement if the Closing Date has not occurred within ninety (90) days from the date of this Agreement, provided that such date may be extended by the mutual written consent of the parties.

9.02. TERMINATION BY REASON OF BREACH. This Agreement may be terminated by Seller if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of Buyer or the failure by Buyer to perform any condition or obligation hereunder, and may be terminated by Buyer, if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of Seller or the failure of Seller to perform any condition or obligation hereunder. Written notice of any such termination must be delivered by the terminating Party to the non-terminating Party and non-terminating Party shall have thirty (30) days to cure said breach. If such breach shall remain uncured by such thirtieth (30th) day then this Agreement may be terminated.

10. NOTICES

All notices, requests, consents, instructions and other communications required or permitted to be given hereunder shall be in writing and sent by nationally-recognized, next-day delivery service or mailed by certified or registered mail, return receipt requested, postage prepaid, or by facsimile transmission confirmed in writing by next-day delivery service or by e-mail, to the address, facsimile number, or e-mail address as set forth next to each party’s name of the signature page hereof, as the same may be amended by any party by providing written notice of the same to the other parties. Receipt of such notices shall be deemed to occur on the date of actual receipt if delivered by registered or certified mail, if sent by facsimile or e-mail six (6) hours from the time of transmission (provided such facsimile or E-mail is sent within two hours prior to the end of normal business hours on a business day or, if not, on the next business day) and confirmed in writing by next-day delivery service, or one (1) business day after it is sent by nationally-recognized, next-day delivery service.

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11. SUCCESSORS AND ASSIGNS

Neither this Agreement nor any of the rights or obligations under this Agreement, may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party hereto without the prior written consent of the other Party hereto, and any such assignment without such prior written consent shall be null and void; provided, however, that Buyer may, without the prior written consent of Seller, assign all or any portion of its rights and obligations under this Agreement to one (1) or more of its direct or indirect wholly-owned subsidiaries. Subject to the preceding sentence, this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties hereto and their permitted successors and assigns. No assignment shall relieve the assigning Party of any of its obligations hereunder.

12. ENTIRE AGREEMENT; AMENDMENTS; ATTACHMENTS

(a) This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. This Agreement may only be modified or amended by a written instrument executed by the parties hereto.

(b) If the provisions of any Exhibit or Schedule to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits and Schedules attached hereto are hereby incorporated as integral parts of this Agreement.

13. SEVERABILITY

Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

14. EXPENSES

Except as otherwise expressly provided herein, each party will pay all their respective fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by them in connection with the transactions contemplated hereby. Seller shall be responsible for payment of all sales or transfer taxes arising out of the conveyance of the Assets.

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15. GOVERNING LAW/JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties hereto (a) submits to the exclusive jurisdiction of any state or federal court sitting in the State of New York in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each party is entitled to bring an action for temporary or preliminary injunctive relief at any time in any court of competent jurisdiction in order to prevent irreparable injury that might result from a breach of this Agreement.

16. SECTION HEADINGS

The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the Parties.

17. COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document. Counterparts may be executed and delivered using electronic means, which in each case will have the same effect as a counterpart manually signed and delivered.

18. PREVAILING PARTY

If either Party brings a claim or lawsuit against the other party to this Agreement to interpret or enforce any of the terms of this Agreement, the prevailing party shall, in addition to all other damages, be entitled to reasonable attorneys’ fees and costs, costs of witnesses, and costs of investigation from the non-prevailing Party.

19. THIRD PARTY BENEFICIARIES

This Agreement is not intended to and shall not be construed to give any third party any interest or rights (including, without limitation, any third-party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

20. FURTHER ASSURANCES

Each of the Parties hereto shall from time to time at the request of the other Party hereto, and without further consideration, execute and deliver to such other Party such further instruments of assignment, transfer, conveyance and confirmation and take such other action as the other party may reasonably request in order to more effectively fulfill the purposes of this Agreement.

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21. CONSULTATION WITH INDEPENDENT COUNSEL

The Parties have had the opportunity to consult with their own legal counsel and other advisors and are entering into this Agreement voluntarily and with a full understanding of the meaning and legal effects of each provision contained in this Agreement. In the event of any dispute regarding the interpretation of any provision of this Agreement, the Parties agree that this Agreement and the provisions hereof shall not be construed against any one party as the drafter of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Asset Acquisition Agreement has been duly executed by the Parties hereto as of the date first above written.

CANB:	Can B̅ Corp.

By:
	Name:	Marco Alfonsi, CEO

BUYER:	TN Botanicals, LLC

Can B̅ Corp., its Manager

By:
	Name:	Marco Alfonsi, CEO

SELLER:	Music City Botanicals, LLC

By:
	Name:	Rickey Minton
	Title:	Manager

By:
	Name:	David Stock
	Title:	Manager

By:
	Name:	Lance Lin
	Title:	Manager

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Schedule 1.01(a)

Equipment

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Schedule 1.01(b)

Inventory

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Schedule 1.01(f)

Products

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Schedule 2.06

Liabilities

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Schedule 2.08

Intellectual Property

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Schedule 2.09

Contracts

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Schedule 2.12

Customers and Suppliers

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